Exhibit 10.12

SETTLEMENT AGREEMENT

This Agreement is made as of this 25th day of July, 2005, by and between YAK COMMUNICATIONS INC., a Florida corporation (“Yak”), YAK COMMUNICATIONS (CANADA), INC., a Canadian corporation (“Yak Canada”) and DIGITAL WAY, S.A., a company organized under the laws of Peru (“DWSA”). Yak, Yak Canada and DWSA are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Yak and DWSA entered into that certain Commercial Services and Marketing Agreement, dated as of November 12, 2002 (the “CSM Agreement”) and Yak Canada and DWSA entered into that certain Telecommunications Services and Disbursement Agreement, dated as of November 12, 2002 (the “TSD Agreement” and together with the CSM Agreement, the “Principal Agreement”);

WHEREAS, pursuant to the terms and conditions of the Principal Agreements, a venture was formed whereby the parties would establish a “Dial Around” and/or “Call by Call” telecommunications business in Lima, Peru (the “Venture”);

WHEREAS, subsequent to the execution of the Principal Agreements the Parties entered into various additional agreements with respect to the Venture including, without limitation, Guaranty Agreement, Sweep Agreement, Mortgage Agreement, Collateral Assignment of Contracts, Pledge Agreement each dated as of April 28, 2003, Acknowledgment of Obligations dated July 16, 2003, Trust Management Agreement entered into by the Parties and Banco Sudamericano dated November 19, 2003 and Agreement dated January 28, 2005, along with all other documents entered into by the Parties relating to or arising from the Venture (collectively, the “Ancillary Documents”);

WHEREAS, as of April 13, 2005 the Venture has been terminated and the Parties have proceeded to wind down its operations; and

WHEREAS, the Parties desire to set settle all matters with respect to Venture and the relationship of the Parties pursuant to terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing preliminary statements are true and correct and further agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are true and correct and are hereby incorporated herein by this reference.

2. Settlement Terms. The Parties agree as follows:

(a) Upon the execution of this Agreement, the Principal Agreements and the Ancillary Documents shall be terminated and shall be deemed null and void with no further effect and the Parties shall have no further obligations or rights thereunder.

(b) Upon the execution of this Agreement, ownership of the telecommunications equipment described in Schedule “A” attached hereto (the “Equipment”) shall be transferred to DWSA. Yak shall take such action as may be necessary or appropriate to vest in DWSA good and valid title to the Equipment. The Equipment is transferred to DWSA on an “AS IS, WHERE IS” basis and neither Yak nor Yak Canada makes any representations or warrantees as to the condition of the Equipment or its fitness of use.

3. Representations, Warranties and Acknowledgments of the Parties. Each of the Parties hereby acknowledges, represents, warrants, covenants and agrees as hereinafter set forth:

(a) Each of the Parties has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each of the Parties enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any third party, whether governmental or otherwise.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement will not conflict with, or constitute or result in a breach, default or violation of (i) any law, ordinance, regulation or rule applicable to any of the Parties; (ii) any order, judgment, injunction or other decree by which any of the Parties is bound; or (iii) any written or oral contract, agreement, or commitment to which any of the Parties is a party.

(c) The representations and warranties contained in this section do not contain any untrue statement of a material fact or omit to state a material fact required or necessary to be stated therein to make the statements made therein, in light of the circumstances in which they were made, not misleading.

4. Mutual Release. In consideration of the provisions hereof, each of the Parties, for and on behalf of itself and its attorneys, officers, directors, shareholders, employees, representatives, agents, predecessors, successors, assigns, Affiliates, subsidiaries and related entities (collectively, the “Releasing Parties”), does hereby agree to unconditionally and irrevocably waive, remise, acquit, satisfy, release and forever discharge the other Parties, and their respective attorneys, officers, directors, shareholders, employees, representatives, agents, predecessors, successors, assigns, Affiliates, subsidiaries and related entities (collectively, the “Released Parties”), of and from any and all claims, demands, dues, sums of money, reckonings, bonds, bills, specialties, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, promises, variances, trespasses, executions, debts, costs, expenses, accounts, damages, judgments, losses and liabilities, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, whether or not concealed or hidden, absolute or contingent, liquidated or unliquidated, which any of the Releasing Parties, had, may have had, now have or can, shall or may have against each of the Released Parties, for upon or by reason of any matter, cause or thing whatsoever relating to or otherwise associated with the Venture, from the beginning of the world until and including the time and date hereof. Notwithstanding the foregoing, nothing herein shall be deemed to release any of the Released Parties from any of the obligations of the Released Parties (or any claims arising by virtue of the Released Parties breach of any such obligations) under the terms of this Agreement. Each of the Releasing Parties represents that it has not previously sold, transferred, conveyed, exchanged, or otherwise disposed of any claims it may have against any of the Released Parties.

5. Survival and Indemnification.

(a) The representations, warranties, covenants and agreements contained herein to be performed or complied with after the closing of the transactions contemplated hereby shall survive without limitation as to time, unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive until the expiration of such specified term.

(b) From and after the closing of the transactions contemplated hereby, each Party shall indemnify, defend and hold harmless the other (the party seeking indemnification being referred to as the “Indemnified Party”) from, against and in respect of any and all claims, losses, liabilities and damages, including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable fees and disbursements of counsel (whether at the pre-trial, trial or appellate levels) which the Indemnified Party shall suffer, sustain or become subject to by virtue of or which arises our of, or results from the breach of any representation, warranty, covenant or agreement, set fourth in this Agreement or contained in any instrument or certificate delivered pursuant hereto. To the extent incurred prior to a settlement or conclusion of any litigation arising hereunder, such reasonable costs and fees shall be paid by the Indemnifying Party as incurred by the Indemnified party. Without limiting the foregoing, DWSA agree that the foregoing agreement to defend and indemnify Yak and Yak Canada shall include, without limitation, any and all claims, losses, liabilities and damages which Yak or Yak Canada may suffer, incur, sustain or become subject to as a result of any pending or anticipated legal proceeding brought against any of the Parties arising from the operations of the Venture in Peru including, without limitation, any claim instituted by any third party service provider (including, without limitation, IMPSAT, Telefonica de Peru and Banco Sudamericano) engaged by DWSA in connection with the Venture.

(c) The Indemnified Party shall promptly provide the Indemnifying Party with the Indemnification Notice, specifying in detail the basis of such claim, the facts pertaining thereto and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter all information and documentation necessary to support and verify the claim asserted and the Indemnifying Party shall be given reasonable access to all books and records in the possession or control of the Indemnified Party or any of its affiliates which the Indemnifying Party reasonably determines to be related to such claim.

6. Injunction. It is recognized and hereby acknowledged by the Parties hereto that a breach by any Party of any of the covenants contained herein will cause irreparable harm and damage to the non-breaching Parties, the monetary amount of which may be virtually impossible to ascertain. As a result, each of the Parties recognize and hereby acknowledge that in the event of a breach the non-breaching Parties shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Agreement and that such right to injunction shall be cumulative and in addition to whatever other remedies the Parties may possess hereunder or pursuant to applicable law.

7. Litigation. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement or the transactions contemplated hereby, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorney fees, paralegal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. The Parties hereby agree that any such legal action shall be brought in a court of competent jurisdiction in Miami-Dade County, Florida.

8. Governing Law. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Florida and any dispute hereunder must be commenced in Miami-Dade County, Florida.

9. Severability. If any provision or clause of this Agreement is held to be invalid by a court of competent jurisdiction, then such provision shall be severed herefrom and such invalidity shall not affect any other provision of this Agreement, the balance of which shall remain and have its intended full force and effect. However, if such invalid or unenforceable provision would have been valid and enforceable if it had been restricted to a shorter time or narrow geographic territory, then such time and territory shall be deemed reduced to the maximum time and territory enforceable by law.

10. Headings. The headings and titles of the sections of this Agreement are not a part of this Agreement but are for convenience only and are not intended to define, limit or construe the contents of the various paragraphs.

11. Entire Agreement; Amendment. This Agreement, upon execution by all of the Parties, sets forth the entire understanding of the Parties hereto and supersedes all prior agreements, whether oral or written, pertaining to the subject matter hereof. No provision of this Agreement shall be modified except by a written instrument duly signed and acknowledged by each of the Parties hereto.

12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

13. No Interpretive Presumption Based on Drafting. The drafting and negotiation of this Agreement has been participated in by each of the Parties hereto for all purposes and this Agreement shall be deemed to have been drafted equally and jointly by each of said Parties. All Parties have been advised and have had the opportunity to consult with and have this Agreement reviewed by separate and independent counsel prior to the execution hereof and by each party’s execution and delivery of this Agreement such party shall be deemed to either have had such a review or to voluntarily waive such review. The Parties acknowledge that they have executed this Agreement only after due consideration and they were not coerced or intimidated to execute this Agreement, and that in executing this Agreement, the Parties and their respective counsel have not relied upon any oral or written statements or acts made by any other party other than as expressly set forth in this Agreement.

14. Confidentiality of Agreement. At all times following the date of the execution of this Agreement, the Parties hereby agree to hold in strict confidence the existence of this Agreement as well as all business and other information relating to the terms and provisions of this Agreement and, except as otherwise required by law, or in connection with an action brought to enforce this Agreement, or as to information which becomes publicly available other than from the Parties, not to disclose or otherwise reveal the existence of this Agreement or any information contained herein to any other person or entity (except for their respective attorneys and accountants) without, in each instance, the prior written consent of the non-disclosing party.

15. No Third Party Beneficiaries. Except as specifically provided herein, nothing contained in this Agreement shall be deemed to create any benefit, obligation or contractual relationship between one or more of the Parties hereto and any third party; nor shall anything contained in this Agreement be deemed to give any third party any claim or right of action against any party hereto which does not otherwise exist without regard to this Agreement.

16. Additional Acts. The Parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Agreement, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.

17. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18. Expiration. In the event that this Agreement is not fully executed by the Parties on or prior to 5:00 PM EST, Monday, July 25, 2005, this Agreement will expire with no further force and effect.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

YAK COMMUNICATIONS INC.

By:	/s/ Charles Zwebner
Charles Zwebner
Chief Executive Officer

YAK COMMUNICATIONS (CANADA) INC.

By:	/s/ Charles Zwebner
Charles Zwebner
Chief Executive Officer

DIGITAL WAY, S.A.

By:	/s/ Jose A. de Izcue
Jose A. de Izcue
Managing Director

SCHEDULE A

Description of Equipment

Description
1 Gateways Cisco AS5300/4 E1s
1 Gateways Cisco AS5300/4 E1s
1 Router (in Impsat)
Cable Serial Central to Server
1 IVR for Call Centre with EI card and hardware from Canada
Racks-Equipment YDW in DW
Additional Energy Source
Cards E y M with Installation
1 SQL Server 2000 – English
1 HP Proliant ML370G3 Server
5 PCs P4 2.4 Ghz WIN XP
1 Meridian Switchboard Option 11
5 Headsets
Linksys 16 ports 10/100
1 Netscreen 5XT Firewall
1 Laser Printer
Adaption of 5 cubicles
Cabling - Terminals & additional Phones
Cables for Switchboard
IBM Hard Drive (for call center)